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                                                                     EXHIBIT 4.1


                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "AGREEMENT") is made and entered into this 25th day of November, 1997, by and among B. Carl Price, a Texas resident, Don Wm Reynolds, a Texas resident, Energy Capital Investment Company PLC, an English investment company ("ENERGY PLC"), and EnCap Equity 1994 Limited Partnership, a Texas limited partnership ("ENCAP LP").

                                   RECITALS:

         A. Messrs. Price and Reynolds are shareholders in Future Petroleum Corporation, a Utah corporation ("FUTURE"), and are herein sometimes called the "EXISTING SHAREHOLDERS".

         B. Future, Energy PLC, EnCap LP, and Gecko Booty 1994 I Limited Partnership, a Texas limited partnership ("GECKO BOOTY"), are entering into that certain Purchase and Sale Agreement of even date herewith (the "PURCHASE AGREEMENT"), whereby (i) Energy PLC and EnCap LP will sell to Future, and Future will purchase from Energy PLC and EnCap LP, certain limited partnership interests more particularly described in the Purchase Agreement, in exchange for promissory notes issued by Future and shares of common stock of Future, $0.01 par value per share ("COMMON STOCK"), and (ii) Gecko Booty will sell to Future, and Future will purchase from Gecko Booty, certain oil, gas and/or mineral leases and related assets of Gecko Booty, in exchange for a promissory note issued by Future. Energy PLC and EnCap LP are herein sometimes called the "NEW SHAREHOLDERS" and Energy PLC and EnCap LP are herein sometime called the "ENCAP ENTITIES".

         C. Under the Purchase Agreement, Future has made certain agreements with the New Shareholders with respect to the appointment and election to the Board of Directors of Future of certain persons designated by the EnCap Entities. Any person or persons so designated by the EnCap Entities under the Purchase Agreement shall be herein called an "ENCAP DESIGNEE".

         D. The parties hereto deem it in their mutual best interests to enter into this Agreement, it being specifically acknowledged that the New Shareholders would not be willing to enter into the Purchase Agreement and consummate the transactions thereby without the covenants and agreements of the Existing Shareholders.

                                   AGREEMENT:

         NOW, THEREFORE, for and in consideration of the foregoing Recitals and the mutual agreements contained herein, the sufficiency of which is hereby acknowledged and confirmed, the parties hereto, intending to be legally bound hereby, agree as follows:


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         SECTION 1.       VOTING AGREEMENT REGARDING DESIGNATED NOMINEES.

         (a)     So long as Future is required under either Section 10.11 or
Section 12.2 of the Purchase Agreement to appoint or nominate (or cause to be nominated) an EnCap Designee to the Future Board of Directors, each Existing Shareholder (i) shall vote or cause to be voted all Voting Securities beneficially owned by such Existing Shareholder in favor of the EnCap Designee's election to Future's Board of Directors and (ii) shall use his reasonable best efforts to cause the EnCap Designee to be elected to Future's Board of Directors. As used herein, the term "VOTING SECURITIES" shall mean Common Stock and any other securities of Future entitled to vote generally for the election of directors of Future.

         (b) If EnCap Designees have been appointed to Future's Board of Directors under Section 12.2 of the Purchase Agreement (and are so serving), such EnCap Designees agree to nominate for election nominees designated by the Existing Shareholders.

         SECTION 2.       REPRESENTATIONS AND WARRANTIES OF EXISTING
SHAREHOLDERS.  Each   Existing Shareholder hereby severally represents and
warrants to the EnCap Entities as follows:

         (a) Such Existing Shareholder is the record and beneficial owner of the number of shares of Common Stock set forth opposite his name in the attached Exhibit 2(a).

         (b) Such Existing Shareholder has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Existing Shareholder and constitutes a valid and legally binding obligation of such Existing Shareholder, enforceable against such Existing Shareholder in accordance with its terms.

         (c) The execution, delivery, and performance by such Existing Shareholder of this Agreement do not and will not (i) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which such Existing Shareholder is a party or by which such Existing Shareholder or any of its properties may be bound or (ii) violate any applicable law, rule or regulation binding upon such Existing Shareholder.

         (d) No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by such Existing Shareholder in connection with the execution, delivery, or performance by such Existing Shareholder of this Agreement.





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         SECTION 3.       SURVIVAL OF PROVISIONS.  All representations,
warranties and covenants made by each party hereto in this Agreement or any other document contemplated hereby shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement or such other document, regardless of any investigation made by or on behalf of any such party.

         SECTION 4. ENTIRE AGREEMENT. This Agreement and the other documents contemplated hereunder contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter.

         SECTION 5. AMENDMENTS. This Agreement may be amended, modified, supplemented, restated or discharged only by an instrument in writing signed by all of the parties hereto.

         SECTION 6. NO WAIVER. The failure of any party hereto to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party's right to demand strict compliance in the future.
No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

         SECTION 7. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of Utah.

         SECTION 8. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

         SECTION 9.       REFERENCES AND CONSTRUCTION.

         (a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

         (b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.


         (c) The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.





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         (d)     Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         (e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

         (f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

         (g) The word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions.

         (h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

         (i) All references herein to "$" or "dollars" shall refer to U.S. Dollars.

         SECTION 10. ENDORSEMENTS. The certificate or certificates representing the Voting Securities now owned or hereafter acquired by the Existing Shareholders shall have conspicuously stamped, printed, or typed on the face or back thereof a legend substantially in the following form:

                 "The shares represented hereby are subject to that certain Voting Agreement dated as of November 25, 1997, by and among B. Carl Price, Don Wm. Reynolds, Energy Capital Investment Company PLC, and EnCap Equity 1994 Limited Partnership. A copy of the Voting Agreement and all applicable amendments thereto will be furnished by the Company to the holder hereof without charge upon written request to the Company at its principal place of business or registered office."

         SECTION 11.      SPECIFIC PERFORMANCE.   Each of the parties hereto
recognizes that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any nonbreaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.

         SECTION 12. COUNTERPARTS. This Agreement may be executed in multiple counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same agreement.





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                      IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date and year first above written.

                                          /s/ B. CARL PRICE
                                         ------------------------------
                                         Name: B. Carl Price


                                          /s/ DON WM. REYNOLDS
                                         ------------------------------
                                         Don Wm. Reynolds


                                         ENCAP EQUITY 1994 LIMITED
                                         PARTNERSHIP
                                         By: EnCap Investments L.C., General
                                             Partner

                                         By: /s/ GARY R. PETERSEN
                                            ------------------------------
                                         Name: Gary R. Petersen
                                         Title: Managing Director



                                         ENERGY CAPITAL INVESTMENT
                                         COMPANY PLC

                                         By: /S/ GARY R. PETERSEN
                                            ------------------------------
                                         Name: Gary R. Petersen
                                         Title: Director





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